Exhibit (14)(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-14 of Stonebridge Small-Cap Growth Fund and Stonebridge Institutional Small-Cap Growth Fund, and to the use of our report dated December 11, 2012 on the financial statements and financial highlights included in the 2012 Annual Report of Stonebridge Funds Trust. Such financial statements and financial highlights appear in the 2012 Annual Report to Shareholders, which is incorporated by reference in the Form N-14.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

December 26, 2012